Exhibit 10.2
AMENDMENT AGREEMENT
Dated May 19, 2021
Reference is made to the Arrangement Agreement among SeaSpine Holdings Corporation (“Parent”), Project Maple Leaf Acquisition ULC (“Purchaser”), 7D Surgical Inc. (the “Company”) and Michael Cadotte and Joel Rose in their capacity as shareholder representatives (the “Shareholder Representatives”) dated March 22, 2021 (the “Arrangement Agreement”).
A.Parent, Purchaser, the Company and the Shareholder Representatives agree, that:
(i) the definition of “Base Purchase Price” in Section 1.1 of the Arrangement Agreement shall be replaced in its entirety with the following:
“Base Purchase Price” means 4,289,848 SeaSpine Shares or Exchangeable Shares (such number of shares having been determined by dividing US$82.5 million by the volume-weighted price of SeaSpine Shares between March 8, 2021 and March 19, 2021) and US$27.5 million in cash.
(ii) the definition of “Working Capital Asset Accounts” in Section 1.1 of the Arrangement Agreement shall be replaced in its entirety with the following:
“Working Capital Asset Accounts” is comprised of: (i) the current assets of the Company Entities, excluding any cash and amounts due from related parties and receivables related to the PPP Loan, (ii) long-term accounts receivable, (iii) long-term lease payments receivable and (iv) the amount of any payments that the Company is entitled to receive pursuant to section 6.2(e) of the Plan of Arrangement.
(iii) the definition of “Working Capital Asset Accounts” in Section 1.1 of the Arrangement Agreement shall be replaced in its entirety with the following:
“Working Capital Liability Accounts” is comprised of: (i) the current liabilities of the Company Entities, excluding the current portion of any outstanding Indebtedness or amounts due to related parties, (ii) Advanced Customer Payments, and (iii) the amount of any payments required to be made by Company pursuant to section 6.2(e) of the Plan of Arrangement.
(iv) the definition of “PPP Escrow Amount” in Section 1.1 of the Arrangement Agreement shall be replaced in its entirety with the following:
“PPP Escrow Amount” means a nil amount.
(v) the text of section 2.16 of the Arrangement Agreement shall be replaced in its entirety with the following:
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B.Capitalized terms used but not defined in this amendment agreement have the meanings given to them in the Arrangement Agreement.
C.For the avoidance of doubt, the Arrangement Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. All rights and liabilities that have accrued to any Party under the Arrangement Agreement up to the date of this Amendment remain unaffected by this Amendment.
D.This Agreement (this “Agreement”) may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The parties hereto shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar copy shall be legally effective to create a valid and binding and the counterparts collectively are to be conclusively deemed to be one instrument.
E.This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be construed and treated in all respects as an Ontario contract. Each party hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement and the Arrangement Agreement.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement.

SEASPINE HOLDINGS CORPORATION
By:	/s/ Patrick Keran
Name: Patrick Keran Title: Senior Vice President, General Counsel and Corporate Secretary

PROJECT MAPLE LEAF ACQUISITION ULC
By:	/s/ Patrick Keran
Name: Patrick Keran Title: Senior Vice President, General Counsel and Corporate Secretary

7D SURGICAL INC.
By:	/s/ Beau Standish
Name: Beau Standish Title: Chief Executive Officer
/s/ Michael Cadotte
Michael Cadotte

/s/ Joel Rose
Joel Rose